Exhibit 99.1

Cover-All Technologies Inc. 55 Lane Road, Suite 300 Fairfield NJ 07004 Tel: (973) 461-5200

Press Release

For Immediate Release

Cover-All Technologies Inc. Announces Fourth Quarter and Record Full Year 2008 Financial Results
and Announces Special Dividend

2008 Revenues up 38%, Net Income Up 270%
Announces $0.03 Per Share Special Dividend

FAIRFIELD, NEW JERSEY (February 17, 2009) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the fourth quarter and full year ended December 31, 2008.

Operational Highlights:

●	Net income for the 12 months ended December 31, 2008 was a record $4.6 million, up 270% from $1.2 million in record net income reported for 2007.

●	Total revenue for 2008 increased 38%, to $13.5 million, from $9.8 million in 2007.

●
Total expenses 2008 increased 24% compared to the 38% growth in total revenue, demonstrating the Company’s ability to respond quickly to customer needs and enabling the Company to deliver record profitability.

●	The Company’s operating margin increased to 21% in 2008, from 13% in 2007.

●
The Company’s balance sheet is strong, with stockholders’ equity increasing 242% to $7.8 million, or approximately $0.32 per share, as of December 31, 2008. The Company completed the fourth quarter with $4.7 million in cash, $4.8 million in working capital and no debt.

●	Contracted revenue (maintenance and ASP revenue from contracts) for the fourth quarter was $1.6 million, up 35% compared to the prior-year period.

●	The Board of Directors authorized a special dividend of $0.03 per common share which is payable on or about April 7, 2009 to stockholders of record at the close of business on March 27, 2009.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “We are pleased to report the strongest year in our history, with record revenue and record profitability. For the year, we nearly quadrupled the record net income and earnings per share generated for 2007, demonstrating the value of our My Insurance Center™ solutions to our customers and the financial leverage built into our business model.  In addition, our balance sheet at year end 2008 is significantly stronger than a year ago, with cash increasing from $11 thousand to nearly $4.7 million, assets increasing more than 88% to more than $11 million and, for the first time in our history, no debt. With our strong cash position and our proven ability to generate cash, the Board of Directors has approved a special cash dividend on our common stock of $0.03 per share for stockholders of record as of the close of business on March 27, 2009. We believe our improving financial performance and strong balance sheet enables us to reward our loyal and patient shareholders.”

Mr. Roblin continued, “We continue to see increasing demand for our solutions, and our ability to quickly and effectively respond to the business needs of our expanding base of satisfied customers has resulted in accelerating profitability. This was a successful year on every level and we look forward to building on our successes during 2009.”

Full-Year Financial Results

Total revenues for the year ended December 31, 2008 increased 38%, to $13.5 million, as compared to $9.8 million in 2007. License revenue in 2008 was $3.8 million, up 42% compared to $2.7 million in 2007. Maintenance and application service provider (ASP) services revenue, which in the aggregate represents contracted revenue in 2008, was $6.2 million, up 30% compared to $4.8 million in 2007. Professional services revenue in 2008 was $3.5 million, up 50% compared to $2.3 million in 2007. Total expenses for 2008 were $10.6 million, up 24% compared to $8.5 million in 2007. Net income for the year ended December 31, 2008 was $4.6 million, or $0.19 per share (based on 24.2 million fully diluted shares), compared to $1.2 million, or $0.05 per share (based on 23.5 million fully diluted shares), in 2007, representing an increase of 270%.

The Company recorded an income tax benefit of $1.7 million in the fourth quarter as a result of its reversal of a portion of its tax valuation allowance. The income tax benefit represented approximately $0.07 in earnings per share for both the 2008 fourth quarter and full-year period. The Company does not expect to have to make significant cash payments for income taxes until all net operating loss carryforwards are utilized. As of December 31, 2008, the balance of net operating loss carryforwards were $21 million.

Stockholders’ equity increased to $7.8 million as of December 31, 2008 from $2.3 million as of December 31, 2007, an increase of 242%. As of December 31, 2008, the Company’s stockholders’ equity was approximately $0.32 per share. Total assets increased to $11.0 million as of December 31, 2008 compared to $5.9 million as of December 31, 2007, an increase of 88%. As of December 31, 2008, the Company had $4.7 million in cash, $4.8 million in working capital and no debt.

Fourth Quarter Financial Results

Total revenues for the three months ended December 31, 2008 were $3.2 million, compared to $4.0 million for the same period in 2007. License revenue was $0.3 million, compared to $1.9 million for the same period in 2007. In aggregate maintenance and ASP revenue, which together represent contracted revenue, was $1.6 million for the fourth quarter of 2008, up 35% from $1.2 million in the same period in 2007. Professional services revenue for the fourth quarter of 2008 was $1.3 million, up 41% compared to $0.9 million for the same period in 2007.

Total expenses for the 2008 fourth quarter were essentially unchanged compared to the prior-year fourth quarter at $2.9 million. Net income for the three months ended December 31, 2008 was $2.0 million, or $0.08 per share (based on 24.5 million fully diluted shares), compared to $1.1 million, or $0.04 per share (based on 25.2 million fully diluted shares), in the same quarter of 2007. The net income for the three months ended December 31, 2008 was inclusive of the $1.7 million income tax benefit described earlier.

Mr. Roblin continued, “For the fourth quarter, we continued to produce consistent profitability, validating our commitment to delivering value to our customers and shareholders. The economic recession continues to force all businesses to reduce expenses and increase operating efficiency, and Cover-All has the proven capability to lower costs, drive efficiency and deliver sustainable competitive advantages to our customers. Our business model allows us to respond quickly and efficiently to our customers’ needs and also enables us to still expand our profitability. Just as importantly, we have built a nimble and flexible organization that has driven  consistent profitability despite short-term, business-driven peaks and valleys in revenue and customer demand.”

Dividend and Suspension of Common Stock Buyback Program

Cover-All announced today that its Board of Directors has declared a special cash dividend in the amount of $0.03 per share on its common stock. The dividend is payable on or about April 7, 2009 to common shareholders of record as of the close of business on March 27, 2009.

Mr. Roblin commented, “Providing a special cash dividend is a tangible way for our shareholders to benefit from the Company’s 2008 operating results and current business strategies.”

The Company also announced that in light of its decision to declare a special cash dividend, the Board of Directors has determined that the Company will suspend its common stock buyback program, which was adopted in June 2008, until further notice.

Conference Call Information

Management will conduct a live teleconference to discuss its fiscal fourth quarter and full year 2008 financial results. The call is scheduled for 4:30 p.m. ET on Tuesday, February 17, 2009. Anyone interested in participating should call (877) 669-3047 if calling from the United States or (706) 634-1767 if dialing internationally. A replay will be available until February 24, 2009, which can be accessed by dialing (800) 642-1687 within the United States and (706) 645-9291 if dialing internationally. Please use passcode 85429909 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting https://www.livemeeting.com/cc/intercall1 and entering Meeting ID 8TQ43F and entering code m%d4k[J online.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

The following is a summary of operating highlights for the three and 12 months ended December 31, 2008 and 2007 and the consolidated balance sheet as of December 31, 2008 and December 31, 2007:

Cover-All Technologies Inc. and Subsidiaries
Operating Highlights

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Licenses	$281,000	$1,919,000	$3,802,000	$2,683,000
Maintenance	1,115,000	791,000	4,151,000	3,210,000
Professional Services	1,258,000	894,000	3,477,000	2,316,000
Application Service Provider Services	516,000	414,000	2,037,000	1,568,000

Total Revenues	3,170,000	4,018,000	13,467,000	9,777,000

Costs and Expenses:
Cost of Sales	1,934,000	1,751,000	7,144,000	5,688,000
Research and Development	306,000	219,000	1,035,000	510,000
Sales and Marketing	198,000	355,000	883,000	800,000
General and Administrative	425,000	599,000	1,568,000	1,442,000
Provision for Doubtful Accounts	21,000	2,000	21,000	51,000
Other Expense (Income), Net	(7,000)	-	(40,000)	-
Interest Expense (Income), Net	(17,000)	5,000	(20,000)	55,000

Total Costs and Expenses	2,860,000	2,931,000	10,591,000	8,546,000

Income Before Income Taxes	$310,000	$1,087,000	$2,876,000	$1,231,000

Income Tax Expense (Benefit)	(1,680,000)	-	(1,680,000)	-

Net Income	$1,990,000	$1,087,000	$4,556,000	$1,231,000

Basic Earnings Per Common Share	$0.08	$0.05	$0.19	$0.06

Diluted Earnings Per Common Share	$0.08	$0.04	$0.19	$0.05

Note: Numbers may not sum due to rounding.

Cover-All Technologies Inc. and Subsidiaries Consolidated Balance Sheet
	December 31, 2008	December 31, 2007
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$4,686,000	$11,000
Accounts Receivable - Net	2,056,000	3,673,000
Prepaid Expenses	335,000	293,000
Deferred Tax Asset	840,000	0
Total Current Assets	7,917,000	3,977,000
Property and Equipment - At Cost:
Furniture, Fixtures and Equipment	624,000	467,000
Less: Accumulated Depreciation	(300,000)	(297,000)
Property and Equipment - Net	324,000	170,000
Capitalized Software - Net	1,848,000	1,581,000
Deferred Financing Costs - Net	-	26,000
Deferred Tax Asset	840,000	-
Other Assets	110,000	110,000
Total Assets	$11,039,000	$5,864,000
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$227,000	$579,000
Accrued Liabilities	1,061,000	1,080,000
Deferred Charges	23,000	22,000
Convertible Debentures	-	197,000
Convertible Debentures - Related Party	-	66,000
Unearned Revenue	1,800,000	1,488,000
Total Current Liabilities	3,111,000	3,432,000
Long-Term Liabilities:
Deferred Charges	124,000	147,000
Total Long-Term Liabilities	124,000	147,000
Commitments and Contingencies	-	-
Stockholders’ Equity:
Common Stock	247,000	232,000
Paid-In Capital	29,186,000	28,073,000
Retained Earnings	(21,464,000)	(26,020,000)
Treasury Stock	(165,000)	0
Total Stockholders’ Equity	7,804,000	2,285,000
Total Liabilities and Stockholders’ Equity	$11,039,000	$5,864,000

Note: Numbers may not sum due to rounding.